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                                                                    Exhibit 99.1

                                       CONTACTS:
                                       FiberNet Telecom Group, Inc.
                                       Jon A. DeLuca
                                       Chief Financial Officer
                                       (212) 405-6200
                                       jon.deluca@ftgx.com

                                       Vicki Weiner
                                       VMW Corporate & Investor Relations
                                       (212) 616-6161
                                       info@vmwcom.com


          FiberNet Amends Stockholders Agreement to Terminate Lock-Up

New York, NY, May 23, 2001-- FiberNet Telecom Group, Inc. (Nasdaq: FTGX), a leading provider of metropolitan optical connectivity, today announced that its stockholders agreement dated as of January 31, 2001, was amended on May 22, 2001 to terminate the lock-up provision that restricted the transfer of capital stock owned by parties to the stockholders agreement. The lock-up was due to expire on June 30, 2001.

The capital stock previously subject to the lock-up provision consisted of certain shares of common stock, shares of common stock issuable upon the conversion of the outstanding series C, D, E, F, H and I preferred stock and shares of common stock issuable upon the exercise of certain outstanding warrants and options. Although such capital stock is no longer restricted by the lock-up provision of the amended and restated stockholders agreement, any sale, transfer or assignment of the capital stock remains subject to applicable federal and state securities laws, rules and regulations. A majority of the capital stock is not registered under the Securities Act of 1933 and, therefore, may only be sold pursuant to an applicable exemption from registration, if any, under the Securities Act.

About FiberNet:

FiberNet Telecom Group, Inc. enables carriers to connect directly with one another over its 100% fiber optic network with unprecedented speed and simplicity. FiberNet's carrier-agnostic network drives high bandwidth data, voice, and video traffic between major metropolitan carrier hubs. By using FiberNet's next-generation infrastructure, carriers can quickly and efficiently deliver the full potential of their services directly to their customers.

FiberNet has lit multiple strands of fiber on a redundant and diversely routed SONET ring and IP architecture throughout New York City, Chicago and Los Angeles. FiberNet sets a new standard for the fastest local loop delivery and connectivity in carrier hubs and Class A commercial buildings, at speeds up to OC-192 SONET and Gigabit Ethernet. For more information on FiberNet, please visit the company's website at http://www.ftgx.com.
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Various remarks that we may make about the company's future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the company 's most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.